EXHIBIT 99.2

CONTACT:

Investors:

Erica E. Smith

Vice President, Investor Relations

Boston Private Financial Holdings, Inc.

(617) 912-3766

esmith@bostonprivate.com

Media:

Catharine Sheehan

Vice President, Corporate Communications

Boston Private Financial Holdings, Inc. (617) 912-3767

csheehan@bostonprivate.com

Boston Private Announces Intention to Offer $250 Million Contingent

Convertible Senior Notes

In Conjunction, Company Plans $40 million Share Buy-back

Boston, June 27, 2007 — Boston Private Financial Holdings, Inc. (Nasdaq: BPFH) today announced that it intends to offer, subject to market and other conditions, $250 million aggregate principal amount of Contingent Convertible Senior Notes due 2027 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The notes will be convertible, in certain circumstances, into cash and, if applicable, shares of Boston Private’s common stock. The interest rate, conversion rate and offering price are to be determined by negotiations between Boston Private and the initial purchasers of the notes. Boston Private intends to grant the initial purchasers a 30-day option to purchase up to an additional $37.5 million aggregate principal amount of the notes.

Boston Private intends to use up to $40 million of the net proceeds from the offering to repurchase shares of its common stock in private transactions negotiated simultaneously with this offering, approximately $30 million of the net proceeds will be used to repay the expected outstanding balance on the line of credit used to finance the acquisition of Charter Financial and the remaining net proceeds will be used by Boston Private’s banking affiliate partners to repay higher costing debt used to fund current loans outstanding as well as to fund future loan growth and investments.

The securities to be offered have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and until so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release is not an offer to sell, nor a solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offers of the securities will be made only by means of a private offering memorandum.

Boston Private Wealth Management Group

Boston Private is a financial services company which owns independently-operated affiliates located in key geographic regions of the U.S. Boston Private’s affiliates offer private banking, wealth advisory and investment management services to the high net worth marketplace, selected businesses and institutions. The Company’s strategy is to enter new markets primarily through selected acquisitions, and then expand its wealth management business by way of organic growth. It makes investments in mid-size firms in demographically attractive areas, forming geographic clusters that represent the firm’s core competencies. Boston Private provides continuing assistance to its affiliates with strategic matters, marketing, compliance and operations.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the federal securities laws. These forward-looking statements represent the Company’s present beliefs and expectations, but they may not occur. For example, although this press release refers to an offering of $250 million of Contingent Convertible Senior Notes, more or less than $250 million of such notes may be sold, or this offering may be terminated. In addition, Boston Private may use the proceeds from this offering for purposes that are different than those currently contemplated. Investors should not place undue reliance upon any such forward-looking statements.